[BDO USA, LLP Letterhead]

May 10, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on May 2, 2013, filed by our former client, International Fuel Technology, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP